LADY LUCK BETTENDORF, L.C.

                        CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1998 AND 1997
             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Members of Lady Luck Bettendorf, L.C.:


We have audited the accompanying consolidated balance sheets of LADY LUCK BETTENDORF, L. C. and subsidiary (the "Company") (an Iowa limited liability company) as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in members' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LADY LUCK BETTENDORF, L.C. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP

Las Vegas, Nevada
January 29, 1999

                           LADY LUCK BETTENDORF, L.C.
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997


                                     ASSETS
                                                        1998          1997
                                                    -----------   -----------
CURRENT ASSETS:
  Cash and cash equivalents.....................    $ 5,620,000   $ 3,839,000
  Accounts receivable, net of allowance for
    doubtful accounts of $103,000 and                   246,000        27,000
    $141,000, respectively..................
  Inventories...............................            432,000       105,000
  Prepaid expenses and other current assets.            572,000       665,000
                                                    -----------   -----------
    Total current assets....................          6,870,000     4,636,000
                                                    -----------   -----------

PROPERTY AND EQUIPMENT:
  Buildings.................................         38,818,000     6,335,000
  Leasehold improvements....................          5,358,000     4,755,000
  Furniture, fixtures and equipment.........         13,960,000     8,178,000
                                                    -----------   -----------
                                                     58,136,000    19,268,000
  Less: accumulated depreciation............         (5,474,000)   (3,311,000)
                                                    -----------   -----------
                                                     52,662,000    15,957,000
  Construction in progress..................             65,000     9,502,000
                                                    -----------   -----------
    Total property and equipment, net.......         52,727,000    25,459,000
                                                    -----------   -----------

  Other assets..............................            750,000       854,000
                                                    -----------   -----------

TOTAL ASSETS................................        $60,347,000   $30,949,000
                                                    ===========   ===========





   The accompanying notes are an integral part of these consolidated financial statements.

                           LADY LUCK BETTENDORF, L.C.
                     CONSOLIDATED BALANCE SHEETS (continued)
                        AS OF DECEMBER 31, 1998 AND 1997


                         LIABILITIES AND MEMBERS' EQUITY
                                                        1998            1997
                                                     -----------     -----------
CURRENT LIABILITIES:
  Current portion of capital leases ............     $   124,000     $    91,000
  Current portion of long-term debt ............       2,390,000       1,262,000
  Accounts payable .............................       1,058,000         481,000
  Accounts payable-affiliates ..................         187,000         707,000
  Construction and retention payables ..........            --         3,102,000
  Accrued gaming taxes .........................         318,000         723,000
  Accrued progressive and slot club
    activities..................................         861,000         694,000
  Other accrued liabilities ....................       3,216,000       1,887,000
                                                     -----------     -----------
    Total current liabilities ..................       8,154,000       8,947,000

COMMITMENTS AND CONTINGENCIES

  Long-term capital leases, less current
    portion.....................................         290,000          48,000
  Long-term debt, less current portion .........      23,080,000       3,329,000
                                                     -----------     -----------
    Total liabilities ..........................      31,524,000      12,324,000
                                                     -----------     -----------

Members' equity ................................      28,823,000      18,625,000
                                                     -----------     -----------

TOTAL LIABILITIES AND MEMBERS' EQUITY ..........     $60,347,000     $30,949,000
                                                     ===========     ===========





  The accompanying notes are an integral part of these consolidated financial statements.

                           LADY LUCK BETTENDORF, L.C.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                       1998            1997            1996
                                   ------------    ------------    ------------
REVENUES:
  Casino ......................... $ 80,916,000    $ 69,338,000    $ 62,202,000
  Hotel ..........................    1,210,000              --              --
  Food and beverage ..............    6,221,000       5,470,000       5,680,000
  Other ..........................    1,095,000         883,000         664,000
                                   ------------    ------------    ------------
    Gross revenues ...............   89,442,000      75,691,000      68,546,000
  Less: promotional allowances ...   (4,934,000)     (4,079,000)     (3,344,000)
                                   ------------    ------------    ------------
    Net revenues .................   84,508,000      71,612,000      65,202,000
                                   ------------    ------------    ------------

COSTS AND EXPENSES:
  Casino .........................   21,525,000      18,343,000      16,080,000
  Hotel ..........................      762,000              --              --
  Food and beverage ..............    1,932,000       1,537,000       2,413,000
  Gaming and admission taxes .....   20,081,000      18,023,000      15,731,000
  Management fees - affiliates ...    2,292,000       1,569,000       1,117,000
  Marine operations ..............    2,498,000       2,372,000       2,340,000
  Selling, general and
     administrative...............   15,543,000      15,145,000      12,766,000
  Rental expenses - affiliates ...    4,202,000       5,819,000       6,222,000
  Other expenses .................      724,000         519,000         945,000
  Depreciation and amortization ..    2,369,000       1,489,000       1,156,000
  Pre-opening expenses ...........    1,157,000              --              --
                                   ------------    ------------    ------------
    Total costs and expenses .....   73,085,000      64,816,000      58,770,000
                                   ------------    ------------    ------------
    Operating income .............   11,423,000       6,796,000       6,432,000
                                   ------------    ------------    ------------

Other income (expense):
  Interest income ................      142,000         139,000          51,000
  Interest expense, net ..........   (1,052,000)        (81,000)       (301,000)
  Loss on sale of assets .........     (315,000)             --              --
                                   ------------    ------------    ------------

NET INCOME ....................... $ 10,198,000    $  6,854,000    $  6,182,000
                                   ============    ============    ============


  The accompanying notes are an integral part of these consolidated financial statements.

                           LADY LUCK BETTENDORF, L.C.
              CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                     Bettendorf
                                                     Riverfront
                                        Lady Luck    Development
                                       Quad Cities,    Company,
                                           Inc.          L. C.      Total
                                       ------------ ------------ ------------

Balance at December 31, 1995.......... $ 2,795,000  $ 2,794,000  $ 5,589,000

Net Income............................   3,091,000    3,091,000    6,182,000
                                       -----------  -----------  -----------

Balance at December 31, 1996..........   5,886,000    5,885,000   11,771,000

Net income............................   3,427,000    3,427,000    6,854,000
                                       -----------  -----------  -----------

Balance at December 31, 1997..........   9,313,000    9,312,000   18,625,000

Net income............................   5,099,000    5,099,000   10,198,000
                                       -----------  -----------  -----------

Balance at December 31, 1998.......... $14,412,000  $14,411,000  $28,823,000
                                       ===========  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                           LADY LUCK BETTENDORF, L.C.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                            1998         1997          1996
                                        -----------  ------------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................... $10,198,000  $  6,854,000   $ 6,182,000
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
    Depreciation and amortization......   2,369,000     1,489,000     1,156,000
    Loss on sale of assets.............     315,000             -             -
    Pre-opening expenses...............   1,157,000             -             -
    (Increase) decrease in operating
     assets:
      Accounts receivable, net.........    (219,000)      (17,000)       96,000
      Inventories......................    (327,000)       20,000       (50,000)
      Prepaid expenses and other
        current assets.................      93,000        16,000      (289,000)
    Increase (decrease) in operating
     liabilities:
      Accounts payable (including
       affiliates).....................      57,000      (699,000)      694,000
      Accrued gaming taxes.............    (405,000)      113,000        76,000
      Accrued progressive and slot
       club activities.................     167,000       104,000        14,000
      Other accrued liabilities........   1,329,000       727,000      (313,000)
                                        -----------  ------------   -----------
Net cash provided by operating
  activities...........................  14,734,000     8,607,000     7,566,000
                                        -----------  ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions..... (28,354,000)  (14,335,000)   (2,089,000)
  (Decrease) increase in construction
    and retention payables.............  (3,102,000)    3,102,000             -
  Pre-opening costs....................  (1,157,000)            -             -
  Other assets, net....................      58,000      (854,000)            -
                                        -----------  ------------   -----------
Net cash used in investing
   activities.......................... (32,555,000)  (12,087,000)   (2,089,000)
                                        -----------  ------------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings.............  23,049,000     3,893,000       645,000
  Payments on debt and capital
    leases.............................  (3,447,000)   (1,693,000)   (3,572,000)
                                        -----------  ------------   -----------
Net cash provided by (used in)
     financing activities..............  19,602,000     2,200,000    (2,927,000)
                                        -----------  ------------   -----------


  The accompanying notes are an integral part of these consolidated financial statements.

                           LADY LUCK BETTENDORF, L.C.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                            1998         1997          1996
                                        -----------  ------------   -----------
NET INCREASE IN CASH AND CASH
    EQUIVALENTS........................   1,781,000    (1,280,000)    2,550,000
CASH AND CASH EQUIVALENTS:
  Beginning of period..................   3,839,000     5,119,000     2,569,000
                                        ----------   ------------   -----------
  End of period........................  $5,620,000  $  3,839,000   $ 5,119,000
                                        ===========  ============   ===========

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest net of
    amounts capitalized of $505,000,
    $114,000, and $100,000 for 1998,
    1997 and 1996, respectively........  $  608,000   $   81,000    $  301,000
                                        ===========   ==========    ==========

Supplemental Schedule of Non-Cash Investing and Financing Activities:

The Company entered into several contracts with manufacturers for the purchase of slot machines and other equipment which totaled approximately $1,552,000, $177,000 and $67,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

During 1996, approximately $2,556,000 of long-term debt was refinanced at more favorable terms to the Company.


  The accompanying notes are an integral part of these consolidated financial statements.

                           LADY LUCK BETTENDORF, L.C.
                   NOTES TO CONSOLDIATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


1.    THE COMPANY AND BASIS OF PRESENTATION

      Bettendorf Riverfront Development Company, L.C. ("BRDC") and Lady Luck Quad Cities, Inc. ("LLQC") formed an Iowa limited liability company, Lady Luck Bettendorf, L.C. (the "Company") for the purpose of operating a riverboat casino on the Mississippi River based in Bettendorf, Iowa. Under the terms of the Articles of Organization, the Company's term will expire in 2065. BRDC and LLQC each contributed $3,000,000 for a 50% ownership interest in the Company. All net profits and losses from all operations of the Company are allocated equally between LLQC and BRDC. BRDC and LLQC are each represented by two managers with most management decisions of the Company requiring the approval of both members. On October 21, 1997, Lady Luck Bettendorf Marina Corporation ("LLBMC"), a wholly-owned subsidiary of the Company, was created for the purpose of owning the marina and parking garage. The Board of Directors of LLBMC is comprised of the managers of the Company.

      The Company commenced operations on April 21, 1995. The Company is located on a leased parcel of land which is adjacent to Interstate 74 on the Mississippi River. The Company's operations consist of a 30,000 square foot casino with approximately 50 table and card games and 1,157 slot machines within three floors of a gaming vessel, which is approximately 300 feet by 100 feet, a 256 room hotel, buffet style restaurant, gift shop, commercial center, sports bar, 500 space parking garage and a land based entertainment area for parties, shows, and special events. The first floor has a Las Vegas casino theme, the second floor has a sports theme and the poker room is on the third floor. The vessel is certified for 2,500 passengers including crew. The Company's market is concentrated in a radius of 50 miles of the Quad City Area and the Chicago area serviced by ongoing bus programs.

      The Company has substantially completed a $39,500,000 expansion project pursuant to its master plan. During 1998, the Company completed a 256 room hotel and an overpass that allows vehicles to cross over active railroad tracks. The Company completed a 500 car parking garage in 1997. Financing for this project was obtained through a $17,500,000 mortgage with the Rock Island Bank, N. A. signed on June 23, 1997, a second mortgage with Cement Transportation Corporation, a related party, for $5,000,000 signed on June 23, 1997, of which $1,250,000 was drawn and fully repaid during 1998, and a development agreement signed on June 17, 1997 with the City of Bettendorf which secured $7,500,000 of tax incremental financing. The balance of the expansion project has been paid from the Company's cash on hand. The planned marina remains under development and is not expected to require additional financing to pay for its completion.

      During the year ended December 31, 1998, approximately $17,500,000 was drawn from the Rock Island Bank, N. A. mortgage and the Company repaid $200,000 of principal. Additionally, $7,500,000 of tax incremental financing has been funded by the City of Bettendorf through a development agreement dated June 17, 1997.

AGREEMENTS

City of Bettendorf "Development Agreement dated August 16, 1994"

      The Company entered into an agreement, which was amended in August 1998, with the City of Bettendorf (the "City"), a municipal corporation of the State of Iowa, for the purpose of developing a gaming operation in the City. In return for certain conditions, the City endorsed and supported the Company in obtaining an Iowa gaming license. The Company is in compliance with the conditions of the agreement and related amendment as follows:

a. The Company obtained an Iowa gaming license effective April 1, 1995 and began operations on April 21, 1995.

b. The Company was to use commercially reasonable efforts to facilitate completion of the existing commercial center improvements so that the commercial center would be opened for business on or before September 1, 1996 (See Note 8). A portion of the commercial center was opened in October 1995 for the holiday season. As part of the hotel project discussed above, the Company has opened approximately 25,000 square feet of banquet, kitchen and convention space and anticipates utilizing the remaining 66,000 square feet for a restaurant, office space and other facilities.

c. Under the original agreement, which was in effect until August 31, 1998, the Company paid a development fee to the City of 2% on adjusted gross receipts exceeding $35,000,000 but not to exceed $44,000,000 during each twelve month period starting on the day gaming operations began, April 21, 1995. The maximum revenues subject to the 2% fee were $9,000,000 resulting in maximum percentage based fees of $180,000. Additionally, the Company paid a fee equal to $.50 per passenger under the original agreement.

d. Under the amended agreement, effective as of September 1, 1998, the Company is to pay weekly, a development fee, in lieu of the previous 2% of adjusted gross receipts and $.50 fee per passenger, to the City of Bettendorf. The new development fee equals 1.65% of adjusted gross receipts with the minimum annual fee of $1,020,000. The minimum annual fee shall terminate at the Company's option for any year during which any of certain defined conditions subsequently occur which result in a decrease of adjusted receipts to less than $64,000,000. The minimum annual fee was not terminated as of December 31, 1998.

e. If the Company so elects to terminate the minimum annual fee, the City shall have the corresponding option to elect to receive for such year a Development Fee as computed under the original agreement as noted above.

The Company has accrued City gaming fees of $26,000 and $165,000 as of December 31, 1998 and 1997, respectively.

City of Bettendorf "Development Agreement dated June 17, 1997"

      The Company entered into an agreement with the City for the purpose of redeveloping a portion (24.6 acres) of the former J.I. Case property and immediate berth area around the Lady Luck boat as a joint project to be known as "The Bettendorf Downtown Riverfront Project."

      This project includes the construction of a 256 room waterfront hotel, a railroad overpass for vehicular access, a downtown riverfront parking center for 500 cars, improved area for public parking and a marina with seasonal transient docking facilities. As part of this agreement, the City issued $9,500,000 in tax incremental financing bonds (the "TIF Bonds"), $7,500,000 of which was used by the Company to construct the overpass, parking garage, related site improvements and pay for disruption damages caused by construction of the overpass. To enable financing of the City's obligations, the Company will pay incremental property taxes on the developed property assessed at a valuation of not less than $32,000,000 until the TIF Bonds mature. In the event that the taxes generated by the project and other qualifying developments in the redevelopment district do not fund the repayment of the total TIF Bonds prior to their scheduled maturity, the Company will pay the City $0.25 per person for each person entering the boat until the remaining balance has been repaid. The City agreed to accept conveyance of the overpass from Lady Luck upon its completion. The cost of the overpass, parking garage, site improvements and disruption damages did not exceed the financing from the City of Bettendorf. Costs incurred through December 31, 1998 related to this project are $7,400,000.

      In the event that the construction of the marina is not completed before April 1, 1999, unless completion is restricted beyond the control of the Company, the Company will pay the City $100,000 per month until the project has been completed. As of December 31,1998, the Company has incurred approximately $65,000 of costs related to the marina and anticipates that, if constructed, the marina will cost an additional amount not in excess of $1,000,000. The Company is currently pursuing the necessary licenses for development of the marina. As approvals for the licenses are pending environmental evaluations and flood plain analyses, the continued development of the marina is beyond the control of the Company.

      Pursuant to the agreement, the Company has paid an agreed upon amount of $200,000 for damages which have been awarded to certain businesses disrupted by the overpass construction.

     In addition, the Company is responsible in 1999 for demolishing the Plaza building at 1823 State Street and preparing the site for donation back to the City. The Company estimates this process will cost $200,000.

Riverbend Regional Authority "Operator's Contract dated August 11, 1994"

      The Company entered into an agreement, which was amended in August 1998, with the Riverbend Regional Authority, an Iowa not-for-profit corporation (the "RRA") and the holder of the Iowa gaming license, to operate a gaming boat. The Company is in compliance with the conditions of the agreement as follows:

a. The Company has obtained and is operating a riverboat gaming facility with a minimum capacity of 900 gaming positions.

b. Under the original agreement, which was in effect until August 31, 1998, the Company paid RRA $1.00 for each of the first 500,000 admissions and $1.50 for each admission in excess thereof computed on an annual basis commencing on the date gaming operations began, April 21, 1995. These admission fees were paid weekly.

     If the  adjusted  gross gaming  receipts  exceeded  $44,000,000  during any twelve month period starting on the day gaming operations began, the Company was required to pay RRA 2% of any such excess. The Company exceeded this level in 1997 and 1996, and began to make these additional contributions weekly until April 21, 1998 and 1997, respectively.

c. Under the amended agreement, commencing on September 1, 1998 and continuing for the term of the contract, the Company shall pay a fee to RRA equal to 4.1% of the adjusted gross receipts. In order to assist RRA in its budgeting and grant process, subject to the following conditions, the Company is to pay the RRA a minimum annual fee of $3,000,000 (the "Floor Amount"). The Floor Amount will be reconciled on an annual basis from September 1 through August 31 of each year with any deficiency due and payable on September 10, with the deficiency calculated as the difference between the Floor Amount and the accumulated weekly percentage fee. The Floor Amount shall be automatically terminated for any year during which any of certain defined conditions subsequently occur which result in a decrease of adjusted gross receipts to less than $64,000,000.

d. The Company has executed a "Development Agreement" with the City of Bettendorf as required by this agreement.

The Company has accrued RRA gaming fees of $50,000 and $398,000 as of December 31, 1998 and 1997, respectively.

Lady Luck Casino, Inc. "Casino Management Agreement dated September 30, 1994"

      The Company entered into an agreement with Andrew H. Tompkins and Lady Luck Casino, Inc. ("LLCI"), a Nevada corporation, to manage the operations of the Company. In May 1996 the agreement was amended and Lady Luck Gaming
Corporation ("LLGC") (the "Management Company"), a Delaware corporation, replaced LLCI as the manager of the casino, effective January 1, 1996. Andrew H. Tompkins, International Marco Polo Services, Inc. ("IMPSI"), formerly known as LLCI, and LLGC are all affiliates of the Company. The Management Company is to supervise and control the Company's operations, provide marketing and accounting services, allow the use of the Lady Luck name in connection with the operations and access to the customer list. Cash payments made by the Company to IMPSI, LLGC and their affiliates for services provided to the Company or payments made on behalf of the Company for insurance, marketing and advertising production, medical and other insurance, 401(k) plan contributions and other items totaled approximately $6,379,000, $2,328,000 and $1,885,000 for the years ended December 31, 1998, 1997 and 1996, respectively, excluding management fees and rental expenses paid to these related parties. The Management Company believes that all expenses and costs applicable to the Company are reflected in the accompanying consolidated financial statements on a basis which is representative of what they would have been if the Company operated on a stand-alone basis. Highlights of the agreement are as follows:

a. Term - The term of the "Casino Management Agreement" is from September 30, 1994 to September 30, 2033.

b. Management Fee - A management fee of 2% of casino gross revenues (as defined) plus 7% of earnings before income tax, depreciation and amortization (as defined), together not to exceed 4% of the annual casino gross revenues (as defined), will be paid to the Management Company. Effective June 1996, the management fee was reduced by $37,500 per month. The management fees incurred during the periods ended December 31, 1998, 1997 and 1996 were approximately $2,292,000, $1,569,000 and $1,117,000, respectively. The outstanding and unpaid management fees at December 31, 1998 and 1997, were approximately $196,000 and $81,000, respectively. BRDC will provide consulting services concerning licensing, staffing, and management of the marine aspects of the gaming vessel and any land based development. The Management Company is to pay part of its fee, up to $325,000 annually, to BRDC for these consulting services.

c. Working Capital Reserve - The agreement requires that $500,000 be maintained in a casino bank account (as defined) as working capital for all financial needs of the casino. At December 31, 1998 and 1997, the casino bank account had a book balance of approximately $76,000 and $656,000, respectively. At December 31, 1998, approximately $706,000 of cash was transferred to the casino in anticipation of heightened casino activity at year-end. This cash was transferred back to the bank immediately after the year-end holiday. LLGC has indicated that this transaction does not violate the provisions of the Management Agreement. Accordingly, the Company has constructively maintained $500,000 of cash for working capital purposes at December 31, 1998.

d. Maintenance Capital Improvements and Furniture, Fixtures and Equipment "Replacement Reserve Account" - The Management Company is required to reserve a percentage of casino gross revenues (as defined) each year (the "Replacement Reserve Account") to pay the cost of additions to and replacements of furniture, fixtures and equipment, and to provide for capital improvements as follows:

            o     1st operating year                                   1.5%
            o     2nd operating year                                   2.5%
            o     3rd operating year                                   3.0%
            o     4th operating year                                   4.0%
            o     5th operating year and each year thereafter          5.0%

      This requirement has been constructively met as the Company has made and paid for replacements and capital improvements from the casino bank account, in excess of the approximately $3,070,000 and $2,080,000 that were required to be funded as of December 31, 1998 and 1997, respectively.

2.    CERTAIN RISKS AND UNCERTAINTIES

            The Company's operations are dependent on the continued licensing or qualification of the Company. Such licensing and qualification are reviewed periodically by the gaming authorities in the State of Iowa.

            The Company receives a significant amount of their revenues from patrons within 50 miles of the property. If economic conditions in these areas were to decline materially or additional casino licenses were awarded in these locations, the Company's results of operations could be materially affected.


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Significant intercompany accounts and transactions have been eliminated.

     b. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     c. Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less as cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value.

     d. Inventories - Inventories are stated at the lower of cost, as determined by the first-in, first-out method, or market value.

     e. Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives for financial reporting purposes are as follows:

                  Buildings                             40 years
                  Leasehold improvements               15-20 years
                  Furniture, fixtures and equipment     5-7 years

          Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. Portions of property, furniture, fixtures and equipment are pledged as collateral for long-term debt (See Note 4).

     f. Revenue Recognition - In accordance with gaming industry practice, the Company recognizes casino revenues as the net win from gaming activities, which is the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated payouts of progressive slot jackpots and certain table games. Such anticipated jackpot payments are reflected as current liabilities in the accompanying balance sheets. Revenues from the hotel, convention and banquet facilities, food, beverage, entertainment and the gift shop are recognized at the time the related service or sale is performed/made.

     g. Promotional Allowances - The retail value of food, beverage and other items provided on a complimentary basis to customers without charge is included in gross revenues and then deducted as promotional allowances. The estimated cost of providing these promotional allowances is included in casino departmental expenses for the years ended December 31, 1998, 1997 and 1996 as follows:

                                            1998          1997          1996
                                         ----------    ----------    ----------
            Hotel...................     $  276,000    $        -    $        -
            Food and beverage.......      4,279,000     3,392,000     2,981,000
            Other...................        563,000       593,000       465,000
                                         ----------    ----------     ---------
                 Total..............     $5,118,000    $3,985,000    $3,446,000
                                         ==========    ==========    ==========

     h. Slot Patron Incentive Estimates - The Company provides slot patrons' incentives based on the dollar amount of play on slot machines. An accrual has been established based on an estimate of the outstanding value of these incentives, utilizing the age and prior history of redemptions. This amount is reflected as a current liability in the accompanying balance sheets.

     i. Advertising - Advertising costs are expensed the first time such advertisement appears. Total advertising costs (including direct mail marketing) were approximately $1,380,000, $1,497,000, and $1,399,000 in 1998, 1997 and 1996, respectively.

     j. Pre-Opening Costs - Pre-opening costs include direct incremental project salaries and other pre-opening costs incurred during the pre-opening phase of projects. Pre-opening costs directly related to construction of projects were capitalized as incurred and charged to expense in the period each project commenced operations. Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," is effective for fiscal years beginning after December 15, 1998 and requires that all pre-opening/start-up activities be expensed as incurred. The Company has adopted this Statement of Position effective January 1, 1999 and will expense future pre-opening costs as incurred.

     k. Income Taxes - No provision for U.S. Federal income taxes or state income taxes is recorded in the financial statements as such liability is the responsibility of the Members.

     l. Reclassifications - Certain prior year balances have been reclassified to conform to current year presentation and have no impact on net income.

4.    DEBT

      At December 31, 1998 and 1997, long-term debt consisted of the following:

                                                           1998         1997
                                                       -----------  -----------
a.    Atronic Casino  Technology LTD, LLC - $521,000
      non interest bearing note; principal payments
      of $43,721 per month; due in September 1999;
      collateralized  by gaming equipment............. $   363,000  $         -

b.    Aristocrat, Inc. - $224,000 non interest
      bearing note; principal payments of $14,529 per
      month; for twelve months; due in July  1999;
      collateralized  by  gaming equipment............      94,000            -

c.    WMS Gaming, Inc. - $429,000 non interest
      bearing note; principal payments of $37,508 per
      month; due in June 1999; collateralized by
      gaming equipment................................     205,000            -

d.    Rock Island Bank, N. A. - $17,500,000 loan;
      interest at 7.93% per annum which re-sets
      after 5 years; principal and interest payments
      of $211,729 per month; due October  2008;
      collateralized  by certain land improvements
      including the hotel.............................  17,308,000            -

e.    Northwest Bank and Trust Co. - $3,200,000  loan;
      interest of 9.25%; principal payment of $100,000
      per month plus interest; due on demand not
      earlier than February 1998 and no later than
      October 1998; collateralized by gaming equipment
      and guaranteed up to $1,100,000 by affiliates
      of BRDC.........................................           -    1,100,000

f.    Sigma Note - $87,000 note; imputed interest of
      8%; payment of $3,716 per month for eighteen
      months; due in March 1998; collateralized by
      gaming equipment................................           -       11,000

g.    Rock Island Bank Loan - $312,000  loan; imputed
      interest of 9.25%, payment of $17,806 per month
      for 19 months; due in October 1998;
      collateralized by certain business improvements.           -      151,000

h.    Tax Incremental Financing Payable - Interest
      of approximately 6.7%; payments made through
      incremental property taxes to the City of
      Bettendorf until paid in full, maturity
      no later than 2011..............................   7,500,000    3,329,000

                                                        25,470,000    4,591,000
                  Less: current portion                 (2,390,000)  (1,262,000)
                                                       -----------  -----------
                  Total long-term debt                 $23,080,000  $ 3,329,000
                                                       ===========  ===========

      The Company also entered into a second mortgage agreement on May 27, 1997 with Cement Transportation Corporation ("CTC"), a related party, in the amount of $5,000,000. Security was provided through the second mortgage on the hotel, future dockside retail facilities and commercial space. The loan was for a period of five years. The loan was interest bearing at a rate of 12% over the life of the loan. The agreement required the Company to pay a minimum of 45% of its net earnings (as defined) annually until the loan is repaid. In addition, pursuant to the agreement, no distributions could be made to the members, other than those payments to CTC to pay off this loan until such time as the CTC loan is paid in full. The first mortgage agreement with Rock Island Bank also prevents greater than 45% of net earnings to be made in any one year in respect to the second mortgage. The Company drew down and fully repaid approximately $1,250,000 in 1998.

      The mortgage agreement with Rock Island Bank, N. A. for $17,500,000 provides for, among other things, restrictions on the Company's ability to make payments on the CTC debt in excess of 45% of the Company's operating income after interest expense (as determined in accordance with generally accepted accounting principles). Additionally, upon payment in full of the CTC debt (which occurred in 1998), the Company may not declare, make or become obligated to make any distribution (except for payments for services or goods actually provided) to any of its Members in excess of 45% of the Company's operating income after interest expense (as determined in accordance with generally accepted accounting principles).

      Scheduled maturities of long-term debt for each of the years ended December 31, are as follows:

                  1999.............................   $ 2,390,000
                  2000.............................     1,858,000
                  2001.............................     2,006,000
                  2002.............................     2,162,000
                  2003.............................     2,324,000
                  Thereafter.......................    14,730,000
                                                      -----------
                        Total......................   $25,470,000
                                                      ===========

5.    CAPITAL LEASES

      In July 1997, the Company entered into a two-year capital lease agreement to purchase certain gaming equipment with a fair market value of $130,000 at an interest rate of 8%. In October 1997, the Company entered into a two-year lease agreement to purchase certain operating equipment with a fair market value of $48,000 at an interest rate of 8%. In September 1998, the Company entered into two five-year capital lease agreements for certain operating equipment with fair market values of $284,000 and $90,000 at interest rates of 8% and 10%, respectively. The future lease payments under the leases, together with the present value of the lease payments, consisted of the following at December 31, 1998:

         1999.................................    $  138,000
         2000.................................        86,000
         2001.................................        87,000
         2002.................................        86,000
         2003.................................        65,000
                                                  ----------
         Minimum lease payments................      462,000
         Less amounts representing interest....      (48,000)
                                                  ----------
                                                  $  414,000
                                                  ==========

6.    OTHER ACCRUED LIABILITIES

      Other accrued liabilities consist of the following as of December 31:

                                                        1998          1997
                                                    ----------    ----------
      Accrued salaries, vacation and bonuses....    $  800,000    $  717,000
      Accrued management fees - affiliates......       196,000        81,000
      Accrued advertising - affiliates..........       111,000       109,000
      Accrued property taxes....................       260,000       269,000
      Other.....................................     1,849,000       711,000
                                                    ----------    ----------
         Total other accrued liabilities........    $3,216,000    $1,887,000
                                                    ==========    ==========


7.    RELATED PARTY TRANSACTIONS

      The Company purchased property from a related party as follows:

In order to complete the obligations of the Development Agreement dated June 17, 1997 with the City of Bettendorf, the Company purchased the Plaza Building located at 1823 State Street from Green Bridge Company, a related party, for $372,000. These premises are required to be demolished before December 31, 1999, at an estimated cost of $200,000, including environmental remediation. The Company entered into an agreement with a related party to purchase slot machines totaling approximately $51,000 in 1998.

      The Company entered into a second mortgage agreement on May 27, 1997 with "Cement Transportation Corporation," a related party, for a loan of $5,000,000. Security was provided through the hotel, future dockside retail facilities and commercial facility. The loan was for a period of five years. The loan was interest bearing at 12% over the life of the loan (see Note 4). The Company drew down and fully repaid approximately $1,250,000 in 1998.

      The Company has entered into long-term operating leases with related parties. They are as follows:

a. Land - The Company has entered into a long-term operating lease agreement with BRDC. The lease is for an initial term of 10 years, expiring May 2005, with nine 10 year options. The parties have set the lease payment at $150,000 per month, based on a negotiated value. The Company has an option to purchase the land during the initial term of the lease for its appraised fair market value. The Company has not executed this option as of December 31, 1998.

b. Boat - The Company has entered into a long-term operating lease, a charter hire lease, with LLGC and Lady Luck Kimmswick, Inc., a Missouri corporation. This lease is for an initial term of 5 years, expiring in May 2000, with a 10 year renewal option. The lease payment is $189,000 per month, before use tax. The Company has an option to purchase the Boat during the initial lease term for its appraised fair market value. The Company has not executed this option as of December 31, 1998.

c. Equipment - The Company had entered into a long-term operating lease with Lady Luck Gaming Finance Corporation to lease equipment. The lease was for an initial term of 36 months, expiring April 1998, with two 1 year renewal options. Effective January 1, 1998, the Company exercised its option to purchase this equipment prior to the expiration of the lease for a negotiated amount of $712,000.

d. Parking - The Company is in negotiation with Green Bridge Company, a related party, to secure additional leased land for the purpose of providing parking for customers and employees. It is anticipated that the value of this additional parking will not exceed $20,000 per month retroactive to September 1, 1998. The term of this lease is anticipated to be month-to-month.


8.    COMMERCIAL CENTER DEVELOPMENT

      In October 1995, the Company completed construction of a 91,000 square foot commercial center. Effective August 1998, the Company completed a 25,000 square foot banquet, kitchen and convention facility within the commercial center. The Company anticipates utilizing the remaining square footage for a restaurant, office space and other facilities. It is anticipated that the office space will be completed in April 1999 and the restaurant by Fall 1999. The Company anticipates hiring a consultant to locate other tenants; utilization of the remaining space is contingent upon the determination of the specific tenants. As the Company executes these plans, additional tenant and other construction costs will be incurred, the amount of which depends on the specific plan. Management intends to fund these costs from operations.

9.    LITIGATION

      The Company is party to various litigation arising in the normal course of business. Management is of the opinion that ultimate resolution of these matters will not have a material adverse effect on the financial position or the results of operations of the Company.

10.   COMMITMENTS AND CONTINGENCIES

      Lease Commitments - Future minimum lease payments for the land, boat and gaming equipment required under operating leases that have non-cancelable lease terms in excess of one year as of December 31, 1998, are as follows:

                  1999.............................   $ 4,347,000
                  2000.............................     4,246,000
                  2001.............................     4,215,000
                  2002.............................     4,204,000
                  2003.............................     4,203,000
                  Thereafter.......................    71,163,000
                                                      -----------
                        Total......................   $92,378,000
                                                      ===========

     Management intends to renew the boat lease for an additional 10 years and the land lease for an additional 30 years, these renewal options have been assumed in the above disclosure.